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                                                                    Exhibit 99.1

Contact:  John A. Pino
          ACT Manufacturing, Inc.
          978-567-4000

              ACT MANUFACTURING, INC. ANNOUNCES THE ACQUISITION OF
                  GSS ARRAY TECHNOLOGY PUBLIC COMPANY LIMITED


Hudson, Massachusetts, Tuesday, August 8, 2000 - ACT Manufacturing, Inc. (Nasdaq: ACTM) announced today that it has completed the acquisition of GSS Array Technology Public Company Limited (GSS Array). ACT acquired 99.02% of the issued shares and outstanding options of GSS Array pursuant to a tender offer for the purchase price of approximately $86.6 million. In connection with the acquisition, GSS Array will be delisted from the Stock Exchange of Thailand. GSS Array is a leading Thailand based electronics manufacturing service provider and is listed on the Stock Exchange of Thailand.

As a result of the acquisition, Mr. Robert Zinn, the Chief Executive Officer of GSS Array, has become Executive Vice President of European and Asian Pacific Operations and Mr. Jim Menges, the President of GSS Array, has become Senior Vice President of Operations for Asia.

Mr. John A. Pino, Chairman, President and Chief Executive Officer of ACT, said, "I am extremely enthusiastic about the acquisition of GSS Array. The acquisition enables us to establish a significant footprint in the Far East and deliver on our commitment to achieve our strategic business development objectives for global expansion. The acquisition significantly broadens our ability to provide high-quality electronic manufacturing solutions to customers on a global scale and provides us with increased opportunities to enhance our shareholder value."

"I am very excited about the addition of Messrs. Zinn and Menges to our management team and look forward to working with such experienced professionals. Also, the addition of nearly 3,000 skilled employees and its 240,000 square feet of low-cost manufacturing capacity increases our worldwide employment to over 6,000 and our overall manufacturing capacity to over 1.5 million square feet, enhancing our position as a global industry leader," added Mr. Pino.

In October 1999, ACT successfully completed an asset acquisition from GSS Array Technology Inc. of San Jose, California, a subsidiary of GSS Array.

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ACT Manufacturing, Inc., headquartered in Hudson, Massachusetts, provides value-
added electronics manufacturing services to original equipment manufacturers in the networking and telecommunications, computer and industrial and medical equipment markets. The Company provides OEMs with complex printed circuit board assembly primarily utilizing advanced surface mount technology, electro-mechanical subassembly, total system assembly and integration, mechanical and molded cable and harness assembly and other value-added services. The Company has operations in California, Georgia, Massachusetts, Mississippi, Mexico, Ireland, and Taiwan.

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including statements concerning the effects of the acquisition, expected financial and operating results, synergies, growth of the customer base, future customer shipments, and the plans and objectives of management. Those risks and uncertainties include, among others: the risk of not integrating the GSS Array business successfully; the inability to achieve expected synergies; costs associated with the acquisition; the effectiveness of managing manufacturing processes; increased competition and its effects on pricing, revenues and gross margins, and the customer base; future customer demand; the Company's ability to timely complete, configure and ship products; and changes, reductions, delays or cancellations of customer orders. In addition, the Company's business and results of operations are subject to numerous additional risks and uncertainties, including the short-term nature of customer orders, customers' announcements and introduction of new products or new generations of products, evolutions in the life cycles of customers' products, inventory obsolescence, currency exchange rate movements, trends in the electronics industry and changes or anticipated changes in economic conditions. For a more detailed discussion of the risks and uncertainties of the Company's business, please refer to the Company's periodic reports and registration statements filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the period ended December 31, 1999, Quarterly Report on Form 10-Q for the period ended March 31, 2000 and the Registration Statement on Form S-3, File No. 333-41406.